EXHIBIT 5.02
                                                                February 3, 1997



CluckCorp International, Inc.
1250 N.E. Loop 410, Suite 335
San Antonio, TX 78209

     Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

     We are counsel for CluckCorp International, Inc., a Texas corporation (the "Company") in connection with its proposed public offering under the Securities Act of 1933, as amended, of up to 575,000 shares of Convertible Redeemable Preferred Stock (the "Preferred Stock") through a Registration Statement on Form SB-2 ("Registration Statement") as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission").

     In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction of the following:

     (1) Articles of Incorporation, and amendments thereto, of the Company as filed with the Secretary of State of the State of Texas.

     (2) Corporate minutes containing the written deliberations and resolutions of the Board of Directors and shareholders of the Company.

     (3) The Registration Statement and the Preliminary Prospectus contained within the Registration Statement.

     (4) The other exhibits to the Registration Statement.

     We have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

CluckCorp International, Inc.
February 3, 1997
Page 2

     Based upon the foregoing and in reliance thereon, it is our opinion that the Preferred Stock and any Common Stock issuable upon conversion of the Preferred Stock offered under the Registration Statement will, upon the purchase, receipt of full payment, issuance and delivery in accordance with the terms of the offereing described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part thereof.

                                        Very Truly yours,

                                        Gary A. Agron

EXHIBIT 10.27
                                 LEASE AGREEMENT

         THIS LEASE AGREEMENT  ("Lease")  between  DEZAVALA 31 JOINT VENTURE,  a
Texas   joint   venture   (hereinafter   called   "Landlord"),   and   CLUCKCORP
INTERNATIONAL, INC, a Texas corporation (hereinafter called "Tenant").

1. Premises and Term.

     a. Premises. Subject to the terms of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, (i) a portion of that certain
4.489 acre parcel of real property (the "Property") located in the City of San Antonio, Bexar County, State of Texas, the portion being leased to Tenant being shown crosshatched on Exhibit "B" attached hereto and made a part hereof (the "Tenant's Portion"), together with (ii) the building and other improvements to be erected by Tenant thereon in accordance with the Plans and Specifications described in Paragraph 2 of this lease (the "Improvements"), and (iii) a non-exclusive right to utilize a detention pond to be constructed on the Property by Landlord pursuant to a Water Pollution Abatement Plan covering the Property including Tenant's Portion thereof (the "Detention Pond") the Tenant's Portion, the Improvements and the Detention Pond being hereinafter referred to as the "Premises"). Landlord shall provide at its expense a current survey and legal description of the Property and Tenant's Portion thereof within thirty
(30) days from date hereof, and such survey and legal description, when approved by Landlord and Tenant, shall be incorporated as Exhibit "A" to this Lease.

     b. Primary Term and Rent Commencement Date. Tenant shall lease the Premises for a primary term commencing on the date of this Lease as set forth in Paragraph 38(a) hereof and expiring one hundred eighty (180) months after the "Rent Commencement Date," as hereinafter defined. The "Rent Commencement Date" of this Lease, and Tenant's obligation to begin paying rent under this Lease shall be one hundred twenty (120) days from the date of this Lease as set forth in Paragraph 38(a) hereof.

     c. Renewal Options. As long as Tenant remains current in its obligations under this Lease and is not in default hereunder. Tenant shall have the option to extend the terms of this Lease for three (3) consecutive renewal terms of five (5) years each (the "Renewal Options"), provided that Tenant gives written notice of its exercise of the respective option at least six (6) months prior to the expiration of the then existing term. Each renewal term shall be upon the same terms and conditions as stated in this Lease (except for free rent and other initial obligations of Landlord), it being agreed, however, that (i) Tenant shall have no further right of renewal after the third (3rd) renewal term, and (ii) that the rental increases specified in Paragraph 3(c) hereof will be applicable.

2. Construction.

     a. Landlord authorizes Tenant to enter upon the property to determine that such utilities as Tenant requires for Tenant's use are located on the property or may be extended to the property in an economical manner, in Tenant's sole discretion. Should utility extensions be required to serve Tenant's use Tenant shall make such utility extensions at Tenant's sole cost and expense. If Tenant exercises its right to provide such utility facilities, then, to the extent that Landlord owns any of the property adjacent to the Property, and so long as the same will not interfere with any detention basins required under any T.N.R.C.C. Water Pollution Abatement Plans, Landlord agrees to grant to Tenant, or the appropriate municipal agency providing utilities, a utility easement located within a building set back line on such adjacent property for the purpose of bringing the utility facilities to the Property and a construction easement on the adjacent property to the extent necessary to cause the utility facilities to be extended to the Property. If Tenant elects not to extend such utilities and notifies Landlord in writing within sixty (60) days of the date of this lease, Tenant may cancel this lease and receive a full refund of any moneys deposited with Landlord.

     b. Tenant shall construct or cause to be constructed, at Tenant's sole cost and expense, the Improvements upon the Property, in accordance with the final detailed plans and specifications ("Plans and Specifications") and the detailed site plan ("Site Plans") each to be prepared forthwith by Tenant and delivered to Landlord not later than thirty (30) days prior to the Rent Commencement Date for Landlord's approval. Approval by Landlord shall not be unreasonably withheld. Landlord shall promptly approve or specify in detail any deficiencies in the proposed Plans and Specifications and Site Plan; and in the event of Landlord's good faith disapproval, Tenant shall in good faith attempt to remedy all deficiencies reasonably specified by Landlord. If Landlord fails to specify its objections in detail by written notice delivered to Tenant within fifteen
(15) days after the date of Tenant's delivery to Landlord of the proposed Plans and Specifications and Site Plan, Landlord's approval shall be deemed to have been given. Upon approval by Landlord, two or more sets of the final approved Plans and Specifications and Site Plan shall be signed by both parties and shall be deemed incorporated into this Lease.

     c. Promptly after the signing of the Plans and Specifications and Site Plan by both parties, Tenant shall request bids from general contractors for the purpose of constructing the Improvements in accordance with such Plans and Specifications and Site Plan. Upon receipt of bids. Tenant shall approve a general contractor from the bidders, and Tenant shall execute a construction contract with such contractor upon terms satisfactory to Tenant for construction of such Improvements on the Premises, such contract including performance and payment bonds with Landlord named as a co-insured.

     d. Tenant's construction work shall commence no later than thirty (30) days after the "180 day Deadline" as defined in Paragraph 25b hereof. After the commencement of Tenant's construction work, Tenant shall use its best efforts to have the work completed promptly and strictly in accordance with the approved Plans and Specifications and Site Plan, but in no event later than one hundred eighty (180) days after commencement of construction.

     e. Landlord and Tenant agree that although Landlord will be the owner of the Premises (including reversion rights to the Improvements after the conclusion of this Lease), Tenant shall nevertheless be responsible for (i) the payment or other release of all claims by contractors and subcontractors and
(ii) all maintenance, repair and replacements during the term of this Lease.

     f. Landlord hereby permits Tenant to retain, during the term of this Lease, all warranties and guarantees pertaining to Improvements and equipment erected or installed upon the Premises. In the event of termination of this Lease when any warranties or guarantees are still applicable, Tenant hereby assigns to Landlord effective as of the date of termination all such warranties and guaranties pertaining to the Improvements (including, without limitation, all heating and air conditioning equipment installed upon the Premises, but not including Tenant's kitchen equipment, furniture or inventory).

3. Minimum Rent.

     a. As shown in the chart set out below in this paragraph, during the first five years of the term of this Lease Tenant shall pay to Landlord minimum rental (the "Minimum Rent") for the Premises at the rate of Sixty Thousand Dollars ($60,000.00) per annum, payable in monthly installments, in advance, of Five Thousand Dollars ($5,000.00) per month. At the conclusion of the first five-year period during the term of this lease, and at the conclusion of the second five-year period during the term of this Lease, the Minimum Rent shall escalate in accordance with the following chart.

         Years of Lease Term        Annual Rental    Monthly Rental

               1-5                   $60,000.00        $5,000.00
               6-10                  $69,552.00        $5,796.00
              11-15                  $80,629.00        $6,719.00

     b. The first two (2) monthly payments of Minimum Rent shall be deposited with Landlord in advance upon Lease execution, and shall be applied to Tenant's first two (2) monthly rental payments due commencing on the Rent Commencement Date (provided the Tenant's special conditions described in Paragraph 25 have been satisfied). Subsequent monthly installments shall be due and payable on or before the first day of each succeeding calendar month during the term of this lease, commencing on the 180th day of this Lease. Rent for any fractional month at the beginning or the end of the term of this Lease, as well as during any month in which a rent escalation date occurs, shall be prorated.

     c. Renewal Term Rental. At the conclusion of the first fifteen (15) year period during the term of this Lease, in the event Tenant exercises its first Renewal Option, the Minimum Rent shall be adjusted (with additional subsequent adjustments in the event Tenant exercises its additional Renewal Options, on the commencement of each renewal term) ("Adjustment Date") according to the following formula. The Minimum Rental shall be adjusted on each Adjustment Date for inflation as measured by the "United States City Average (all Urban Consumers)--All items" index of the Consumer Price Index (Base year 1982-1984 =100) published by the Bureau of Labor Statistics, United States Department of Labor ("CPI"). In no event shall any adjustment cause the Minimum Rent hereunder to be reduced below the Minimum Rent in effect at the conclusion of the fifteen
(15) year Primary Term of this Lease.

     d. The adjustment shall be made as follows: The original Minimum Rent payable hereunder on the Rent Commencement Date shall be multiplied by a fraction ("CPI Adjustment Fraction") to determine the rent payable from and after the pertinent Adjustment Date. The numerator of the CPI Adjustment Fraction shall be the CPI for the month four (4) months prior to the month of the Adjustment Date (or the most recent month for which the CPI is available if the CPI for the fourth (4th) preceding month is not then available). The denominator of the CPI Adjustment Fraction shall be the CPI for the month four
(4) months prior to the Rent Commencement Date (or the most recent preceding month for which the CPI is available if the CPI for the fourth (4th) month preceding the Rent Commencement Date is not available).

     e. If the CPI called for by the CPI Adjustment Fraction becomes unavailable to the public because its publication is discontinued, or otherwise, or if the format of it has changed so that this calculation is no longer possible, then another substantially comparable index shall be substituted in the formula by agreement of the parties. If the parties cannot agree on a substitute index, then the substitute index shall be selected by a committee composed of three (3) independent certified public accountants, one selected by Landlord, one selected by Tenant, and one selected by the two certified public accountants.

4. Use.

     a. Subject to the provisions of Paragraph 4b, Tenant shall be authorized to use the Premises for the operation of a restaurant, or for any other use allowable, as of the date of this lease, under the B-2 zoning designation of the City Code of San Antonio.

     b. In no event shall the use of the Premises, now or in the future, nor the design or construction (or any future alterations) of the Improvements be such to violate the parking requirements of the City of San Antonio, Texas, or restrictions, if any, attached as an exhibit to this Lease.

     c. Tenant shall not permit any objectionable noises or odors to emanate from the building which is a part of the Improvements (other than normal noises and odors associated with a restaurant); nor take any other action which would constitute a nuisance; nor permit any unlawful or immoral practice to be carried on or committed on the Premises.

     d. Tenant shall procure at its sole expense any permits and licenses required for the transaction of business in the Premises and otherwise comply with all applicable laws, ordinances and governmental regulations.

S. Utility Charges.

     a. Except as otherwise provided herein regarding the cost of making utilities available to the Premises, Tenant shall pay all charges incurred for any utility services used by Tenant on the Premises (including hook-up or tie-in charges). Landlord shall not be liable for any interruption whatsoever in utility service, unless the same is caused by Landlord's gross negligence.

6. Taxes and Assessments.

     a. Tenant agrees that after the Rent Commencement Date of this Lease, Tenant shall pay as additional rent (and hold Landlord harmless from), before they become delinquent all taxes (both real and personal), assessments (both general and special), and governmental charges of any nature whatsoever, levied upon or assessed against the Premises. Tenant's obligations under this paragraph shall be prorated for the partial years during which the Rent Commencement Date and the termination date occur. Tenant shall deliver to Landlord receipts or other reasonably satisfactory evidence of payment of all such taxes, assessments and governmental charges so paid by Tenant within thirty (30) days of due date. It is agreed, however, that Tenant may, at its sole cost and expense, after giving prior written notice to Landlord, dispute and contest the same, and in such cases, such disputed item need not be paid until finally adjudged to be valid; provided, however, that Tenant must post an appropriate bond or take another measure necessary to keep the Premises free of tax liens. At the conclusion of such contest, Tenant shall pay the items contested to the extent that they are held valid, together with all terms, court costs, interest, penalties and other expenses relating thereto.

     b. Notwithstanding anything hereinabove to the contrary, if at any time during the term of this Lease any assessment (either general or special) is levied upon or assessed against the Property or any part thereof, and such assessment is payable in installments (without special hearing or legal action), Tenant shall be liable for installments during Tenant's tenancy under this Lease.

7. Insurance.

     a. Tenant, at its own sole cost and expense, shall keep the Premises insured in the amount of not less than the greater of (i) the amount necessary to prevent co-insurance, or (ii) eighty percent (80%) of the insurable replacement value thereof. Such policies shall provide for insurance coverage against such risks as are included under the so-called "all risk" fire and extended coverage, with additional coverage of vandalism and malicious mischief and with replacement cost coverage.

     b. Tenant shall, throughout the term hereof, at its sole cost and expense, provide and keep in force comprehensive public liability (including, without limitation, contract coverage) and property damage insurance in the amount of not less than $500,000 in respect to destruction or damage to property, and in the amount of not less than $2,000,000 in respect of injury or death to any one person, and in the amount of not less than $2,000,000 in respect to any one accident or disaster, protecting Landlord and any mortgagee of Landlord, as well as Tenant, against liability to any person whomsoever based upon or arising out of or in connection with Tenant's use of the Premises.

     c. Renewals thereof as required shall be delivered to Landlord at least fifteen (15) days (up to thirty (30) days, if permitted under the terms of Tenant's insurance policies) prior to expiration. All policies or certificates shall be endorsed to prohibit any change or cancellation without at least fifteen (15) days' advance written notice to Landlord and any mortgagee.

     d. All insurance policies required to be maintained by Tenant hereunder shall be with responsible insurance companies, authorized to do business in the state where the Premises are located if required by law, and shall name Landlord and any mortgagee of Landlord, as a loss payee or an additional insured, as appropriate.

     e. In the event of any termination or expiration of this Lease, any and all insurance proceeds pertaining to a casualty affecting the Building and/or other Improvements located on the property shall be allocated between Landlord and Tenant as follows: first, to Tenant to the extent of all insurance proceeds attributable to Tenant's personal property insurance; then, to Tenant to extent of its undepreciated cost for such Improvements made to the Property (as reflected on Tenant's federal income tax returns) and then, the remainder to Landlord.

8. Payment of Taxes Assessment and Insurance by Landlord.

     a. If Tenant should fail to make any payments required to be paid by Tenant pursuant to this Lease, then, in addition to any other remedies provided herein, Landlord may, if it so elects (and after thirty (30) days written notice to Tenant), pay such taxes, assessments and governmental charges or insure such buildings and Improvements and pay the premiums therefor. Any sums so paid by Landlord shall bear interest at the maximum legal contract rate, shall be deemed to be additional rental owing by Tenant to Landlord and shall be paid with the next due installment of rent.

9. Repairs.

     a. Tenant shall take good care of the Building, the parking areas, private drives, sidewalks and all other Improvements on the Premises, throughout the term of this Lease, and shall keep them in good condition, subject to ordinary wear and tear, and free from waste or nuisance of any kind. Tenant shall make repairs to such Building, parking areas, private drives, sidewalks and improvements at its sole cost and expense; and Landlord shall not be called upon to make any improvements or repairs of any kind during the term of this Lease. Tenant further agrees that it shall care for the landscaping, if any, on the Property (including, to the extent applicable, the mowing of grass, care of shrubs, watering and other landscaping requirements) during the term of this Lease. At the end or other termination of this Lease, Tenant shall deliver up the Premises with the Building, parking areas, private drives, sidewalks and improvements located thereon, in good repair and condition, loss by fire or other casualty or act of God, and ordinary wear and tear excepted.

10.      Alterations.

     a. Tenant shall have the right to make any non-structural interior alterations, additions, or improvements to the Building as Tenant deems reasonable, in its sole discretion, in connection with requirements of Tenant's business without the prior written consent of Landlord and without the payment of any additional rent, provided that such alterations, additions or improvements shall not reduce the value of the Premises. All other changes, including color or other exterior building changes, must be submitted to Landlord for Landlord's prior written approval (not to be unreasonably withheld); and even with regard to changes permitted by the immediately preceding sentence, if the change either (i) costs more than $25,000.00 or (ii) is a mechanical change, then in either such event Tenant will provide Landlord with written notice, accompanied by informational copies of the plans and specifications of all such changes. Except as provided in Paragraph 11 below, all alterations, additions and improvements which may be made or installed upon the Premises shall remain upon and be surrendered with the Premises and become the property of Landlord at the termination of this Lease, unless Landlord requests the removal of alterations or additions, in which event Tenant shall remove the same and restore the Premises to their original condition at Tenant's expense, reasonable wear and tear excepted.

11. Equipment. Fixtures and Signs on Premises.

     a. Tenant shall have the right, at Tenant's sole cost, to erect, install, maintain, and operate on the Premises such equipment, trade and business fixtures, and signs as Tenant may deem advisable (subject to the provisions of this paragraph) and such shall not be deemed to be part of the Premises, but shall remain the property of Tenant. All such installation shall be effected in compliance with applicable governmental laws, ordinances and regulations and shall not materially injure or deface the building and other improvements. Tenant shall submit to Landlord for Landlord's approval, drawings of the signs which Tenant intends to install on the Premises, together with its plans and specifications (with Landlord's approval not to be unreasonably withheld). At any time during the term of this Lease, Tenant shall have the right to remove its equipment, fixtures, signs and other personal property from the Premises provided (i) that Tenant is not then in default, and (ii) that Tenant shall repair any damage to the building and/or improvements resulting from such removal. At any time within the final one hundred twenty (120) days of the term of this Lease Landlord may place a reasonable "For Lease" (or comparable language) sign on the Premises.

12. Pylon Sign.

     a. Landlord agrees that, subject to applicable governmental regulations, Tenant shall have the right to install and maintain one free-standing pylon sign advertising Tenant's business, provided that such sign fully complies with Landlord's prior approval (with Landlord's approval not to be unreasonably withheld), and all applicable codes, laws and regulations. Tenant shall be required to secure Landlord's prior written consent to relocation or alteration of the pylon sign, such consent not to be unreasonably withheld.

13. Damage by Fire or Other Casually.

     a. If the Improvements on the Property should be damaged or destroyed by fire, tornado, or other casualty, Tenant shall give prompt written notice thereof to Landlord.

     b. If during the last two years of the Primary Term of this Lease, the building situated upon the Premises should be totally destroyed by fire, tornado, or other casualty, or if during such two-year period or renewal term it should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of such damage, this lease shall, at the option of Tenant (to be exercised by written notice delivered to Landlord within forty-five days after the occurrence of the casualty), terminate and the rent shall be abated during the unexpired portion of this Lease, effective with the date of such damage.

     c. If the building situated upon the Premises should be damaged by fire, tornado, or other casualty but not under such circumstances as entitle Tenant to terminate pursuant to the above subparagraph, or if under such circumstances but Tenant shall not have elected to terminate this Lease, this Lease shall not terminate, but Tenant shall, at Tenant's sole cost and expense, proceed with reasonable diligence to rebuild and repair such building to substantially the condition in which it existed prior to such damage. The rent payable hereunder shall in no event abate during the period in which the Premises are untenantable.

     d. Tenant shall not, without Landlord's prior written consent, keep anything within the Premises for any purpose which invalidates any insurance policy carried on the Premises. All property kept, stored or maintained within the Premises by Tenant shall be at Tenant's sole risk.

     e. All insurance proceeds payable by reason of the occurrence of such fire or other casualty shall be paid to Tenant to be applied first to the cost of repair or replacement of Tenant's equipment, trade and business fixtures, signs and other personal property; then, to repair and full replacement of the improvements, building structure and site collectively, to the Premises within one hundred eighty (180) days of such casualty or occurrence.

14. Condemnation.

     a. If all of the Property--or if less than all, but Tenant reasonably determines the remaining portion cannot be operated profitably as a restaurant--shall be acquired by the right of condemnation or eminent domain for any public or quasi-public use or purpose or sold to a condemning authority under threat of condemnation, then the term of this Lease shall cease and terminate as of the date of title vesting in such proceeding (or sale) and all rentals shall be paid up to that date.

     b. In the event of a partial taking or condemnation which takes less than a substantial portion of the Property and Tenant determines that the remaining portion can be operated profitably as a restaurant, then Tenant, at Tenant's sole cost and expense, shall promptly restore the remaining portion to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking; and in such event this Lease shall continue in full force and effect, except that all rentals and other charges due hereunder shall be reduced in an amount that is fair and equitable under the circumstances (with any disagreement between Landlord and Tenant on this matter to be resolved by arbitration pursuant to the rules of the American Arbitration Association for commercial disputes.

     c. In the event of any condemnation, taking or sale as aforesaid, whether whole or partial, Landlord shall be entitled to receive and retain all awards agreed upon with the condemning authority or adjudicated in any condemnation proceedings; except that if the remaining portion shall be restored by Tenant as herein provided, then Tenant shall first be entitled to recover its expenses incurred in such restoration out of any such award, and the balance shall be allocated to Landlord as aforesaid. Termination of this Lease shall not affect the right of the respective parties to such awards.

15. Liability and Indemnification.

     a. Neither party (hereinafter called the "first party") shall be liable to the other party (hereinafter called the "second party") or to the employees, agents, patrons or invitees of the second party, or any person whomsoever, for any injury to person or damage to property on or about the Premises caused by the negligence or misconduct of the second party, its employees or agents, or of any other person entering upon the Premises under the express or implied invitation of the second party; and each party in its capacity of the second party agrees to indemnify the other party in its capacity as the first party and hold the first party harmless from any loss, claim, damage, cost or expense suffered or incurred by the first party by reason of any such damage or injury.

     b. Unless caused by Landlord's gross negligence or willful malfeasance, Landlord and Landlord's agents and employees shall not be liable to Tenant for any injury to person or damage to property caused by the Premises becoming out of repair or by defect in or failure of equipment, pipes or wiring, or broken glass, or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Premises.

16. Assignment and Subletting.

     a. Tenant shall not assign this Lease nor sublet the whole or any part of the Premises without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold (it being understood that the proposed assignee's financial condition shall be a basis for such consent) and provided
(i) that no Event of Default has occurred and is continuing at the time of the request for consent to the sublease or assignment, (ii) that the use to be made of the Premises by the assignee or sub-tenant is as permitted in this Lease,
(iii) that the assignee or sub-tenant shall assume in writing the performance of all of the terms, covenants and conditions of this Lease on the part of the Tenant to be kept and performed, and (iv) that the Tenant shall deliver to the Landlord within fifteen (15) days prior to the assignment or subletting the proposed documents relating to such event, along with the proposed form of an assumption agreement, all such documents to be subject to Landlord's comments which shall be incorporated therein (with Tenant agreeing to deliver to Landlord within 15 days after the assignment or subletting, an executed duplicate thereof, together with a duly executed assumption agreement). Notwithstanding anything herein to the contrary, without the Landlord's prior written consent but otherwise subject to the foregoing conditions, (1) Tenant may assign this Lease or sublet the whole of the Premises to a legal entity which either (A) is the successor, by merger or otherwise, to all or substantially all of the Tenant's assets and liabilities, or (B) controls or is controlled by or is under common ownership and control with the Tenant, and (2) Tenant may sublet a portion of the Premises to a legal entity under the sole ownership and control of the Tenant solely for the purpose of such entity obtaining a liquor license for the Premises, provided that Tenant delivers to Landlord the name of the said sub-tenant and the names and addresses of its officers, directors and stockholders. Any such assignment or subletting shall be subject to and upon all of the terms and provisions of this Lease.

     b. No assignment or subletting or collection of rent from the assignee or sub-tenant shall be deemed to constitute a novation or in any way release the Tenant from further performance of its obligations under this Lease, and Tenant shall continue liable under this Lease, with the same force and effect as if no such assignment had been made.

     c. Tenant may mortgage, pledge or otherwise encumber its interest in this Lease or in the Premises to any financial institution advancing purchase-money financing for Tenant's operations on the Premises; provided, however, that in the event of a foreclosure of the interest of such financial institution, the Premises may be used only in the manner permitted by this Lease.

17.      Default.

     a. The following events shall be deemed to be "Events of Default" by Tenant under this Lease Agreement:

1) Tenant shall fail to pay any installment of rent herein provided as and when the same shall become due and shall not cure such default within ten
     (10) days after written notice thereof is given by Landlord to Tenant (provided, however, that the requirement of notice and ten (10) days to cure shall apply only twice in any particular calendar year); or

(2) Tenant shall fail to comply with any term, provision or covenant of this Lease, other than the payment of rent, and shall not cure such failure within thirty (30) days after written notice thereof is given by Landlord to Tenant, provided that if such default cannot reasonably be cured within thirty (30) days then Tenant shall have an additional reasonable period of time within which to cure such default so long as Tenant continues diligently to seek to cure such default; or

(3) Tenant shall become insolvent, or shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or

(4) Tenant shall file a petition under any section or chapter of the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof, or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder; or

(5) A receiver or trustee shall be appointed by a court of competent jurisdiction for all or substantially all of the assets of Tenant.

     b. Upon the occurrence of any such Event of Default, in addition to any other remedy provided herein or at law or equity, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

(1)  Pursue a claim for monetary relief; or

(2)  Enforce specific performance of Tenant's obligations; or

(3) Enter upon the Premises, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any direct and actual expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease; or

(4) Without terminating this Lease, enter upon and take possession of the Premises, either privately (without breaching the peace) or with a court order, and expel or remove Tenant and other persons who may be occupying the Premises or any part thereof, without being liable for prosecution of any claim for damages therefor, and relet the Premises, as Tenant's agent and receive the rent therefore; and Tenant agrees to pay Landlord on demand any deficiency as it accrues that may arise by reason of such reletting; or

(5) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails so to do, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent enter upon and take possession of the Premises, either privately (without breaching the peace) or with a court order, and expel or remove Tenant and any other person who may be occupying the Premises, or any part thereof, without being liable for prosecution or any claim for damages thereof; and Tenant agrees to pay to Landlord on demand the amount of all direct and actual loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise.

     c. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damage accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon the occurrence of an Event of Default shall not be deemed or construed to constitute a waiver of such default.

18. Inspection by Landlord.

     a. Upon prior reasonable notice, Landlord and Landlord's agents and representatives shall have the right to enter upon and inspect the Premises at any time during normal business hours, provided only that such inspection shall not unreasonably interfere with Tenant's business.

19. Covenant of Title and Quiet Enjoyment.

     a. Landlord covenants that it is the owner in fee simple of the Premises and it alone has the full right to lease the Premises for the term set out herein. Landlord warrants that Tenant, on paying the rent and performing its obligations, shall peaceably and quietly hold and enjoy the Premises for the term of this Lease and any Renewal Term thereof without any hindrance, molestation or ejection by the Landlord, its successors or assigns, or those claiming through them.

20. Holding Over by Tenant.

     a. Should Tenant or any successor in interest of Tenant or any assignee, sublessee or licensee of Tenant hold over the Premises or any part hereof after the expiration of this Lease unless otherwise agreed in writing, such holdover shall constitute and be construed as a tenancy from month to month only, with a monthly Minimum Rent equal to 150% of the Minimum Rent for the month immediately preceding the expiration of the applicable term, but otherwise upon the same terms and conditions hereof.

21. Notice and Payments.

     a. All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address hereinbelow set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith;

     b. All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address hereinbelow set forth, or at such address as Tenant may specify from time to time by written notice delivered in accordance herewith;

     c. Any notice or document required or permitted to be given or delivered hereunder shall be deemed to be given or delivered whether actually received or not when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties hereto at the respective addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

LANDLORD                                       TENANT

DeZavala 31 Joint Venture                      CluckCorp International, Inc.
c/o Leo Perron                                 1250 N. E. Loop 410, Suite 335
1250 N.E. Loop 410, Suite 930                  San Antonio, TX 78209
San Antonio, TX 78209                          ATTN: Mr. Steves Rosser

     If and when included within the term Landlord, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for receipt of notice and payment to Landlord; if and when included within the term "Tenant", as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for receipt of notices and payments to Tenant. All parties included within the terms Landlord and Tenant, respectively, shall be bound by notices given in accordance with the provisions of this Paragraph 21 as if each had received such notice.

22. Force Majeure.

     a. The time for performance by Landlord or Tenant of any term, condition or covenant of this Lease (other than the Tenant's obligation to pay rent) shall be deemed extended by time lost due to delays resulting from acts of God, strikes, unavailability of building materials, civil riots, floods, other unusually inclement weather (but not including seasonally inclement weather), national or labor restrictions by governmental authority, and any other cause not within the control of the Landlord or Tenant, as the case may be.

23. Waiver of Subrogation.

     a. Landlord and Tenant agree and covenant that neither shall be liable to the other for loss arising out of damage to or destruction of the Premises or contents thereof when such loss is caused by any perils included within the State of Texas standard fire and extended coverage insurance policy. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant severally agree immediately to give to each insurance company which has issued to it policies of insurance, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

24. Recording.

     a. A short-form memorandum of this Lease (setting forth the primary term of this Lease and such other provisions hereof as Landlord or Tenant shall reasonably deem to be necessary to record in order to preserve its rights) shall be executed, acknowledged and recorded at Landlord's or Tenant's option. The requesting party agrees to provide the other party with an executed duplicate of such short-form memorandum upon written request.

25. Landlord's and Tenant's Special Conditions.

     a. Water Pollution Abatement Plan and Detention Pond Construction. Landlord and Tenant have agreed to utilize the engineering services of Pape-Dawson Consulting Engineers for the purposes of preparing a plat for the Tenant's Portion, and for the purpose of preparing a Water Pollution Abatement Plan ("WPAP") for the Property. It is anticipated that the WPAP will provide for a Detention Pond to be located on the Property, which Detention Pond will be designed to service the Tenant's Portion as well as other tenants and/or landowners now or hereafter owning or leasing land located within the Property. Landlord hereby grants to Tenant a license and easement to enter on the Property in order to complete construction of the Detention Pond in accordance with the plan designed by Pape-Dawson Consulting Engineers. Tenant shall have a non-exclusive right to utilize the Detention Pond during the term of this Lease in order to secure WPAP approval from the Texas Natural Resources Conservation Commission, ("TNRCC") and from the City of San Antonio, for plat approval. Landlord and Tenant have agreed that Tenant shall pay, as additional rent, a portion of the costs and expenses incurred by Landlord in securing approval of the WPAP, filing fees, engineering expenses, construction costs, and ongoing maintenance expenses associated with the Detention Pond. Those costs shall be allocated between Landlord and Tenant as follows:

     (i) Filing fee with TNRCC: to be split on a 50/50 basis between Landlord and Tenant. Landlord and Tenant shall each pay their portion of the filing fee as soon as they are notified by Pape-Dawson Consulting Engineers that they are ready to file the WPAP with the TNRCC.

     (ii) Construction costs and engineering fees: Tenant shall bear the construction costs and the engineering fees which would normally be incurred by Tenant in building and designing a detention pond for utilization solely by Tenant, with Landlord bearing any excess engineering fees and construction costs needed to design and build a larger detention pond for utilization by third party tenants and/or owners of land within the Property other than Tenant, such amount to be determined by Pape-Dawson. Landlord and Tenant shall each pay their respective share of such construction costs and fees promptly as such fees are incurred.

    (iii) Tenant shall reimburse Landlord for Tenant's pro-rata portion of the ongoing maintenance expenses incurred by Landlord in conjunction with maintaining the Detention Pond in accordance with standards required by the WPAP approved by the TNRCC, such amount to be allocated to Tenant based upon the ratio of Tenant's Portion of the Property, as it compares to the total amount of developed land within the Property that is either leased or sold to third party users by Landlord. In other words, Tenant shall bear all of the ongoing maintenance costs of the Detention Pond until such time, if ever, that other portions of the Property are sold or leased to third party users by Landlord. As other portions of the Property are sold or leased by Landlord to third party users, those third party users shall be allocated a pro-rata share of the ongoing maintenance costs as a common area maintenance fee. Landlord shall invoice Tenant on an annual basis for Tenant's pro-rata share of such costs, and Tenant shall pay such amounts as additional rent within thirty (30) days from the date of invoice by Landlord. Tenant shall have the right to review Landlord's books and records in order to audit the allocations being made to Tenant.

     b. Anything herein to the contrary notwithstanding, it is expressly understood and agreed that Tenant shall be entitled to terminate this Lease by written notice delivered to Landlord on or before one hundred eighty (180) days after Lease execution (the "180 day Deadline"), in the event Tenant has been unable to cause the Premises to be platted as a separate lot with an approved Water Pollution Abatement Plan issued by the Texas Natural Resources Conservation Commission, and zoned for use as a restaurant. Landlord shall cooperate with Tenant to provide such site plan engineering information as is reasonably necessary to secure Water Pollution Abatement Plan approval. Tenant agrees to use Tenant's best efforts to obtain approval of Tenant's Water Pollution Abatement Plan and plat. Landlord agrees to reimburse Tenant for all costs incurred by Tenant in securing such plat other than for sewer and water impact fees; provided, that (1) Tenant does not terminate this Lease within the 180 day Deadline and (2) Landlord's reimbursement obligation shall be capped at $3,500.00.

     c. Anything herein to the contrary notwithstanding, it is expressly understood and agreed that Tenant shall be entitled to terminate this Lease by written notice delivered to Landlord on or before sixty (60) days after Lease execution for any of the following reasons, as determined by Tenant in its sole discretion:

          1. The results of a soil and engineering test to be conducted by Tenant on the Property shall be unacceptable to it in light of the nature of the Improvements to be constructed thereon;

          2. Tenant shall not have received evidence satisfactory to it that all utility service connections are available for hook-up within a utility right-of-way along a boundary of the Property with capacities sufficient for Tenant's intended use thereof;

          3. Tenant shall not have obtained, or received evidence satisfactory to it that (i) it will be able to obtain, from the appropriate governmental authorities, all permits and licenses necessary for the construction and operation of the Improvements, or (ii) evidence that the property is zoned for use as a restaurant or (iii) that Landlord has approved Tenant's plans and specifications, Site Plan and/or pylon sign;

          4. Tenant shall not have received from Landlord's engineer an acceptable survey of the Property disclosing no objectionable easement, right-of-way, encroachment, conflict, drainage feature, protrusion or other state of facts affecting the Property; and

          5. Tenant shall not have obtained evidence satisfactory to it that the condition of Landlord's title to the Property is acceptable.

     d. Tenant's failure to deliver to Landlord a written termination notice prior to the 180 day Deadline (with respect to maters described in Paragraph 25(b), or within sixty (60) days from Lease execution (with respect to matters described in Paragraph 25(c) shall conclusively be deemed to constitute a waiver of Tenant's termination right in this Paragraph 25.

     e. Landlord shall have the right to terminate this Lease and refund (1) the two (2) month's advanced payment of minimum rent deposited with Landlord by Tenant, and (2) one-half (1/2) of the Tenant's costs incurred in securing the plat (other than for sewer and water impact fees) provided, that Landlord's reimbursement obligation for such platting costs under this Paragraph 25(e) shall be capped at $1,750.00 on or before the expiration of ninety (90) days from date hereof if Landlord has not yet obtained a B-3 zoning classification on Landlord's adjacent 2 1/2 acres on terms and conditions acceptable to Landlord. Upon such termination, Landlord shall not have any further duties or obligations other than expressly set forth in this Paragraph 25(e).

26. Gender and Number.

     a. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context otherwise requires.

27. Binding Effect.

     a. The terms, provisions, covenants and conditions contained in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors in interest and assigns, except as otherwise herein expressly provided.

28. Entire Agreement.

     a. This Lease contains all the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner than by an agreement in writing signed by the parties hereto to their respective successors in interest.

29. Captions.

     a. The captions used herein are for convenience only and shall not be deemed to amplify, limit or otherwise construe the terms hereof in any way.

30. Terms Held Invalid.

     a. If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.

31. Attorney's Fees.

     a. If on account of any breach or default in any obligations hereunder, either party shall employ an attorney to enforce or defend any of that party's rights or remedies hereunder, the parties agree that the non-prevailing party shall pay any reasonable attorney's fees incurred by the prevailing party in such connection.

32. Subordination.

     Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing upon the Premises and to any renewals and extensions thereof; provided that Tenant and holder of said mortgage, deed of trust or other lien now or hereafter existing shall have executed and delivered a non-disturbance agreement reasonably acceptable to said lien holder and Tenant. Tenant further agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease. Landlord is hereby irrevocably vested with full power and authority to, upon execution of a non-disturbance agreement as set forth above, subordinate this Lease to any mortgage, deed of trust or other lien hereafter placed upon the Premises, and Tenant agrees upon demand to execute such further instruments subordinating the Lease upon the express condition that this Lease shall be recognized by the mortgagee by the execution of a non-disturbance agreement acceptable to Tenant and mortgagee, and that the rights of Tenant shall remain in full force and effect during the term of this Lease so long as Tenant shall continue to perform all of the covenants and conditions of this Lease. At any time when there is outstanding a mortgage, deed of trust or similar security instrument covering Landlord's interest in the Premises of which Tenant has been given written notice, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust or similar security instrument shall have received written notice of such default and a reasonable time for curing such default shall thereafter have elapsed.

33. Estoppels.

     a. Tenant agrees that it will from time to time upon request by Landlord, but no more than twice in any one calendar year, execute and deliver to Landlord a written statement addressed to Landlord (or to a party designated by Landlord), which statement shall identify Tenant and this Lease, shall certify that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), shall confirm that Landlord is not in default as to any obligations of Landlord under this Lease (or if Landlord is in default, specifying any default), and shall contain such other information or confirmations as Landlord may reasonably require.

34. Mechanic's Liens.

     a. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the rights, title and interest of the Landlord in the Premises or under the terms of this Lease.

35. No Joint Venture.

     a. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or partnership or of joint venture between parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provisions contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

36. Subordination of Landlord's Lien.

     a. Landlord agrees that it will subordinate its landlord's lien, whether present or future, whether constitutional, statutory or contractual, or claims against any of Tenant's fixtures and personal property (including but not limited to Tenant's equipment, furniture, fixtures, inventory and merchandise), to the security interest of Tenant's suppliers and institutional financial sources, provided that (i) the form of subordination is acceptable to Landlord in its reasonable discretion, and (ii) in no event shall this paragraph be construed to require Landlord to subordinate its fee interest.

37. Brokers.

     Tenant represents and warrants that it has not contracted with any broker or agent, and has not represented to any broker or agent that Landlord will pay such broker or agent, in connection with the negotiation or execution of this Lease, other than Tenant's broker, Michael Gulley of Hardy & Company. Landlord agrees that if and when this Lease has been executed and provided Tenant has not canceled this Lease within the 180 day Deadline as set forth above, then Landlord shall owe Hardy & Company an aggregate commission equal to $19,433.00 (being three percent (3%) of the annual rental being paid by Tenant over ten
(10) years), such commission being payable in two one-half installments, as follows: one-half upon expiration of Tenant's right to terminate within the 180 day Deadline described in Paragraph 25(b) hereof, and the other half upon Tenant's move into the Premises with a Certificate of Occupancy for the completed building in place. Tenant shall have no obligation or responsibility to pay a commission to Hardy & Company, nor any other broker's commission arising as a consequence of the negotiation and consummation of this Lease, except to the extent of any misrepresentation by Tenant in the first sentence of this paragraph; and except to the extent of any such misrepresentation by Tenant, Landlord agrees to indemnify Tenant and hold Tenant harmless for any such claims or demands. Tenant agrees to indemnify Landlord and hold Landlord harmless from any other claims for brokerage commission arising by, through or under Tenant.

38. Date of Lease

     a. This Lease shall be dated as of the latest date accompanying a signature below.

Date of Execution:                       LANDLORD:

                                         DEZAVALA 31 JOINT VENTURE
December 1, 1996
  (Landlord)                             By:  /s/ Leo F. Perron Jr.
                                              ---------------------
                                            Name: Leo F. Perron Jr.
                                            Its:  General Partner

                                         TENANT:

                                         CLUCKCORP INTERNATIONAL, INC.
December 1, 1996
  (Tenant)                               By:  /s/ Steves Rosser
                                              -----------------
                                              Name: Steves Rosser
                                              Its: Vice President - RE

                                   EXHIBIT "A"

                          Legal description of Property

                                   EXHIBIT "B"

                 Site Plan of the Property and Tenant's Portion